CONSENT OF INDEPENDENT AUDITORS



To the Board of Directors and Shareholders of Hennessy Funds, Inc.


We consent to the use of our report incorporated by reference in the Statement of Additional Information and to the reference to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information.


KPMG LLP

Chicago, Illinois
August 26, 1999